Exhibit 99.1

uSell.com Prices $4.65 Million Registered Direct Offering

New York, NY – (Marketwired) - August 12, 2014 - uSell.com, Inc. (OTCBB: USEL), a leading US-based reCommerce marketplace that instantly finds cash offers for used smartphones and electronics, announced today that it has priced a registered direct public offering of units consisting of one share of common stock and a warrant to purchase one-half share of common stock. The common stock and warrants will separate immediately. Dawson James Securities, Inc. is acting as the exclusive placement agent for the offering on a best efforts basis.

The units are being offered at a price of $3.00 per unit. The warrants have a term of five years and an exercise price of $3.20 per warrant share. The gross proceeds to uSell.com from this offering are expected to be approximately $4,650,000, before deducting placement agent commissions and estimated offering expenses. The Company expects to close the offering on Friday August 15, 2014, subject to customary closing conditions.

uSell.com intends to use the net proceeds from this offering for marketing, improvements in its platform technology and working capital.

A registration statement relating to the shares of common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission (“SEC”) and is effective. A final prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus will also be available on the SEC website at http://www.sec.gov. Copies of the final prospectus may be obtained, when available, from the offices of Dawson James Securities, 1 North Federal Highway, Suite 500, Boca Raton, FL 33432, telephone: 561-391-5555.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About uSell.com, Inc.

uSell.com is a reCommerce marketplace that helps individuals turn unused items into cash.  uSell ensures that customers get the highest payouts with the least amount of hassle by facilitating risk-free transactions with professional buyers. For uSell’s buyers, uSell offers a scalable technology, marketing, logistics, and analytics solution that provides a high volume of inventory at a low acquisition cost.

Forward-Looking Statements

When used in this release, the word "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, uSell’s ability to complete the proposed public offering of its common stock and warrants described above. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. uSell undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information

Hayden IR

hart@haydenir.com

917-658-7878